Exhibit 10.1

DEFERRED STOCK

PERFORMANCE AWARD AGREEMENT

THIS AGREEMENT is made on the             day of                    , 2012 (“Grant Date”) between Oil States International Inc., a Delaware corporation (the “Company”), and <Employee Name> (“Employee).

To carry out the purposes of The 2001 Equity Participation Plan of Oil States International, Inc. (the “Plan”), by affording Employee the opportunity to acquire shares of common stock of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1. Grant of Award. The Company grants to Employee on the Grant Date a Deferred Stock performance award (“Performance Award”) comprised of a number of Deferred Stock units equal to the number of shares of Stock as set forth in the Notice of Grant of Performance Award (“Notice”), attached as Exhibit A, which Notice is incorporated herein by reference as a part of this Agreement. Subject to Section 2, the maximum number of shares of Stock that Employee may earn pursuant to this Performance Award is determined by the schedule set forth in the Notice. Employee acknowledges receipt of a copy of the Plan, and agrees that this Performance Award shall be subject to all of the terms and conditions set forth herein and in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

2. Vesting.

(a) If Employee remains continuously employed by the Company from the Grant Date to the third anniversary thereof, this Performance Award shall vest in Employee on such third anniversary at the level set forth in the Notice based upon achievement of the Company performance objectives set forth in the Notice (“Performance Objectives”) during the period commencing on January 1, 2012 and ending December 31, 2014. As soon as administratively practicable after the third anniversary of the Grant Date, the Compensation Committee of the Board (“Committee”) shall certify in writing the extent to which the Performance Objectives have been achieved and the number of units of Deferred Stock that are vested in Employee as a result of such achievement.

(b) If on or after the second anniversary of the Grant Date and prior to the third anniversary thereof (i) a “Change of Control” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) of the Company occurs, (ii) Employee incurs a “Disability” (as defined in Treasury Regulation Section 1.409A-3(i)(4) that also meets the definition of “disability” under the Company’s long-term disability plan), or (iii) Employee’s employment terminates due to Employee’s death, this Performance Award shall vest on the earliest of such events at the “Determined Percentage” (as defined below); provided, however, the vested percentage shall not be less than the percentage attributable to the “target” level of performance as set forth in the Notice. For this purpose, the “Determined Percentage” means the percentage of vesting that would have occurred respecting the Performance Award pursuant to the Notice as if the date of the applicable vesting event were the most recently completed fiscal quarter of the Company on or following December 31, 2013. As soon as administratively practicable after the date of the applicable vesting event, the Committee shall certify in writing the extent to which the Performance Objectives have been achieved and the number of units of Deferred Stock that vest as a result of such achievement.

(c) If on or after eighteen months following the Grant Date and prior to the third anniversary thereof Employee terminates employment with the Company on or after age sixty-five for a reason other than death or Disability (“Retirement”), this Performance Award shall vest on the third anniversary of the Grant Date at the “Determined Percentage” (as defined below). For this purpose, the “Determined Percentage” means the percentage of vesting that occurs respecting the Performance Award pursuant to the Notice on the third anniversary of the Grant Date, multiplied by a fraction, the numerator of which is equal to the number of Employee’s actual days of employment from the Grant Date to Employee’s Retirement, and the denominator of which is equal to the total number of days in the period between the Grant Date and the third anniversary thereof. As soon as administratively practicable after the third anniversary of the Grant Date, the Committee shall certify in writing the extent to which the Performance Objectives have been achieved and the number of units of Deferred Stock that are vested in Employee as a result of such achievement.

(d) If prior to the second anniversary of the Grant Date (i) a Change of Control occurs, (ii) Employee incurs a “Disability”, or (iii) Employee’s employment terminates due to Employee’s death, this Performance Award shall vest on the earliest of such events at the Determined Percentage (as defined below); provided, however, if the vesting event is as a result of (i) above, the vested percentage shall not be less than the percentage attributable to the “target” level of performance as set forth in the Notice. For this purpose, the “Determined Percentage” means the percentage of vesting that would have occurred respecting the Performance Award pursuant to the Notice as if the date of the applicable vesting event were the most recently completed fiscal quarter of the Company on or following the Grant Date. Notwithstanding the foregoing, if the vesting event is as a result of (ii) or (iii) above, the Determined Percentage shall be multiplied by a fraction, the numerator of which is equal to the number of Employee’s actual days of employment from the Grant Date to Disability or death, as applicable, and the denominator of which is equal to the total number of days in the period between the Grant Date and the third anniversary thereof. As soon as administratively practicable after the date of the applicable vesting event, the Committee shall certify in writing the extent to which the Performance Objectives have been achieved and the number of units of Deferred Stock that vest as a result of such achievement.

(e) If Employee’s employment with the Company is terminated prior to the third anniversary of the Grant Date, and neither (b), (c) nor (d) above apply, this Performance Award automatically shall be forfeited in full, without payment, on such termination.

3. Payment. As soon as administratively practicable after, and in no event later than 2  1/2 months following the end of the calendar year in which occurs, the earliest of the applicable vesting events pursuant to Section 2(a), (b), (c), or (d), Employee shall be entitled to receive from the Company, subject to satisfying the tax withholding obligations of Section 6, the shares of Stock represented by such vested units of Deferred Stock in this Performance Award. It is understood that the consideration for the issuance of such Stock is Employee’s services to the Company, which services shall have a value not less than the par value of such Stock.

4. Community Interest of Spouse. The community interest, if any, of any spouse of Employee in this Performance Award shall be subject to all the terms, conditions and restrictions in the Plan, this Agreement and the Notice.

5. No Shareholder Rights. Neither Employee, nor anyone lawfully claiming under Employee, shall have any right to vote, receive dividends or any other privileges or rights of a shareholder of the Company with respect to the units of Deferred Stock subject to this Performance Award, unless and until shares of Stock are delivered to Employee following the vesting of such Deferred Stock units.

6. Withholding of Tax. To the extent that payment of this Performance Award results in compensation income to Employee for federal, state or other tax purposes, Employee shall (a) deliver to the Company, at the time of such payment, such amount of money or shares of Stock, (b) direct the Company to withhold or “net” such amount of Stock otherwise payable pursuant to this Agreement, or (c) provide any combination of (a) or (b), as required for the Company to meet its withholding obligations under applicable tax laws or regulations,

7. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any parent or subsidiary entity of the Company or any successor to any of the foregoing. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final. For purposes of this Agreement, termination of Employee’s employment with the Company shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (“Code”).

8. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Performance Award. Specifically, but not by way of limitation, the Committee’s determinations respecting the attainment of the Performance Objectives shall be made in its sole discretion, shall be subject to such adjustments consistent with the intent of this Agreement as the Committee deems appropriate and shall not be subject to challenge by Employee or any other person.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10. Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or any rights hereunder, except by will or the laws of descent and distribution.

11. Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company to terminate Employee anytime, with or without reason, or (b) the terms and conditions of any other written agreement between the Company and Employee, except as expressly provided therein.

12. Code Section 409A. Each payment of Stock under this Agreement is intended to be a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4). Each payment of Stock under this Agreement, and each payment or benefit payable pursuant to the terms of the benefit plans, programs and policies of the Company, shall be considered a separate payment for purposes of Section 409A of the Code.

13. Dodd-Frank Act. Notwithstanding anything in this Agreement or any other agreement between the Company and Employee to the contrary, Employee acknowledges that the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Act”) may have the effect of requiring certain executives of the Company to repay the Company and for the Company to recoup from such executives, erroneously awarded amounts of incentive-based compensation. If, and only to the extent, the Act, any rules and regulations promulgated thereunder the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation that the Company has paid or granted to Employee, Employee hereby agrees, even if Employee has terminated his employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request. Without limitation, the Company reserves the right to unilaterally cancel without payment any and all shares of Stock paid to Employee pursuant to this Agreement if necessary or helpful for the Company to comply with the Act. This Section shall survive the termination of this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective on the Grant Date which shall be within the ninety day period following January 1, 2012.

OIL STATES INTERNATIONAL, INC.

Name:

Title:

<Employee Name>

Date:

EXHIBIT A

TO

RESTRICTED STOCK AGREEMENT

PERFORMANCE MEASURE CONDITIONS

Specific Agreement Definitions:

Performance Period	January 1, 2012 – December 31, 2014
Target Shares	[ ]
E (defined below)	6%
T (defined below)	9.5%
OA (defined below)	13%

General Definitions:

Performance Measure	Average annual ROIC over the Performance Period

ROIC

Annual return on invested capital (ROIC) is calculated as the annual earnings before interest and taxes times (as adjusted) one minus the effective tax rate (as adjusted) for such year divided by the average Invested Capital on a quarterly basis for the year.

EBIT * (1 – tax rate) / (Average Invested Capital)

Invested Capital	Sum of (i) the total debt, (ii) total stockholders’ equity and (iii) cumulative invested capital adjustments. The annual average Invested Capital is the average of the five quarterly periods beginning with the prior year’s year end balance sheet.

P	Actual Performance Measure

E	Entry ROIC

T	Target ROIC

OA	Overachievement ROIC

Performance Determination:

Performance Measure Achievement Levels	Shares Achieved at Vesting

If, P < E	0

If, E <= P <= T	Target Shares * ((P – E) / (T - E))

If, T <= P <= OA	Target Shares * (1 + ((P – T) / (OA - T))

If, P > OA	Target Shares * 200%